SECURITIES & EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

SECURITIES EXCHANGE ACT OF 1934

Date of Report  (Date of earliest event reported):

June 30, 2005

McCormick & Company, Incorporated

(Exact name of registrant as specified in its charter)

Maryland	0-748	52-0408290
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18 Loveton Circle
Sparks, Maryland		21152
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:   (410) 771-7301

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b).

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c).

Item 2.02.  Results of Operations and Financial Condition.

On June 30, 2005, the Registrant issued a press release to report on the results of operations for the second quarter of fiscal year 2005, which ended on May 31, 2005.

Furnished with this Form 8-K as Exhibit 99.1 is a copy of the press release labeled “McCormick Reports Second Quarter Results and Projects Strong Second Half For Fiscal Year,” which includes an unaudited Consolidated Income Statement for the three and six month periods ended May 31, 2005 and May 31, 2004, and an unaudited Consolidated Balance Sheet of the Registrant as of May 31, 2005 and May 31, 2004, and an unaudited Consolidated Statement of Cash Flows for the six months ended May 31, 2005 and May 31, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McCORMICK & COMPANY, INCORPORATED

Date: June 30, 2005	By:	/s/ Robert W. Skelton
Robert W. Skelton
Senior Vice President, General Counsel & Secretary

FOR IMMEDIATE RELEASE

McCORMICK REPORTS  SECOND QUARTER RESULTS AND PROJECTS STRONG

SECOND HALF FOR FISCAL YEAR

SPARKS, MD, JUNE 30 - - - McCormick & Company, Incorporated (NYSE:MKC), today reported record sales and earnings per share for the second quarter ended May 31, 2005 and projected strong profit growth in the second half of the fiscal year.  Earnings per share for the year are projected to be $1.66-$1.70.  Since the prior guidance of $1.70-$1.74, foreign exchange rates have become less favorable and the Company has moderated its outlook for industrial business growth.

•                  Second quarter sales increased 5% to $629 million, and earnings per share were 31¢.

•                  Earnings per share in the second half are projected to grow 16%-20%.

•                  The Board of Directors approved a new program to repurchase $400 million of outstanding shares.

Sales for the quarter rose 5% to $629 million compared to the second quarter of 2004. New products, effective marketing programs and incremental sales from the Silvo business acquired in 2004 drove an increase of 3%.  Favorable foreign exchange rates added 2%.

Earnings per share for the second quarter were 31¢ compared to earnings per share of 30¢ reported in the second quarter of 2004.  Higher operating income added 1¢ to earnings per share and was the net result of an increase in sales, lower gross profit margin, and the effect of income related to the settlement of a class action lawsuit that was recorded in the second quarter of 2004.  Higher cost vanilla beans continued to have an impact on gross profit margin in the second quarter.  Gross profit margin was also affected by additional operational accounting adjustments related to the condiment operation in the U.K.  Earnings per share this period were  impacted by higher income from the Company’s joint venture in Mexico and lower shares outstanding.  These positive factors were offset by higher interest rates and a higher tax rate.

During the quarter, the Company funded $75 million of share repurchases and $22 million of dividends with net cash from operations and increased borrowings.  Dividend payments increased 12% compared to the second quarter of 2004, and share repurchases rose 11%.

Chairman’s Comments

Robert J. Lawless, Chairman, President & CEO, commented, “In the second quarter, we achieved higher sales, a positive product mix and cost reductions that more than offset the adverse effect of high cost vanilla beans and operational accounting adjustments.  As we look to the second half of our fiscal year, we expect strong sales growth, robust margin improvement and a 16%-20% increase in earnings per share.  Based on a less favorable foreign exchange outlook and a moderation in projected growth for our industrial business, however, we have lowered our earnings per share guidance for the full year to $1.66-$1.70.  For the third quarter, we are projecting earnings per share of 36¢-37¢, an increase of 9%-12% compared to a 33¢ result in 2004.

“Second quarter sales were positively impacted by successful new products, effective marketing programs, favorable foreign exchange rates and the acquisition of Silvo.  Earnings were further increased as we reduced costs across our organization.  Our consumer business results in the Americas were particularly strong, and we were pleased to achieve higher sales in our European consumer business despite difficult market conditions.  Sales and profits in our industrial business were affected by lower vanilla prices, some delay in the launch of new products by our customers and the additional operational accounting adjustments in our U.K. condiment operation.  These challenges offset strong sales and underlying margin improvement for the first six months of 2005 and  led to a 1¢ decline in earnings per share when compared to 2004.

“For the second half, we are projecting significantly improved financial performance. We expect to grow sales about 4% based on our new product activity, marketing programs and the addition of Silvo.  Consumer business sales are projected to grow at a faster pace than industrial business sales during this period.  While the industrial business will continue to have strong sales in products such as snack seasonings, other new products in our pipeline have not yet been launched by our customers.    During the second half, we will reduce costs and benefit from a positive product mix, increasing gross profit margin an estimated 0.5 percentage points for the full fiscal year.  With a focused effort by employees throughout McCormick, we are on track to achieve our cost savings goal of $25 million. Together, the benefits of higher sales and margin improvement are projected to increase earnings per share 16%-20% in the second half.

“With the cash generated during the first half of 2005, we repurchased shares and are nearing completion of the $300 million authorization approved in September 2003.  Earlier this week, McCormick’s Board of Directors approved a new repurchase program to buy back up to $400 million of outstanding stock.  This program is expected to be completed by the end of 2007 in the absence of significant acquisition activity.

“In the first half of this fiscal year we faced a number of challenges.  As we begin the second half, many of these challenges are behind us.  We are confident that higher sales, improved margins and the benefit of our strong cash flow will deliver strong financial results and increased value for McCormick shareholders.”

Business Segment Results

Consumer Business

(in thousands)

	Three Months Ended		Six Months Ended
	5/31/05	5/31/04	5/31/05	5/31/04
Net sales	$323,796	$297,338	$645,851	$596,392
Operating income	54,124	45,616	108,315	94,614

For the second quarter, sales for McCormick’s consumer business rose 9% when compared to 2004.  Higher volume added 5% to sales, including an increase from the acquisition of Silvo.  Favorable price and product mix added 2%, and favorable foreign exchange rates also added 2%.  In the Americas, sales increased 5% with higher pricing, new product sales and effective marketing programs.  Consumer sales in Europe increased 18% for the quarter, with 12% due to the acquisition of Silvo in November 2004 and 5% due to favorable foreign exchange.  Sales from new products and marketing programs overcame difficult market conditions, primarily in France.  In the Asia/Pacific region, sales declined 1%, despite favorable foreign exchange rates that added 3%.

Higher sales and a favorable product mix drove a 19% increase in operating income, more than offsetting impacts from lower vanilla margins and the operational accounting adjustments.  This follows an increase in operating income of 25% during the second quarter of 2004.

Industrial Business

(in thousands)

	Three Months Ended		Six Months Ended
	5/31/05	5/31/04	5/31/05	5/31/04
Net sales	$304,775	$298,826	$586,344	$572,134
Operating income	27,698	28,913	43,863	54,271

For the second quarter of 2005, sales for McCormick’s industrial business increased 2% when compared to 2004, due primarily to favorable foreign exchange rates.  In the Americas, industrial sales rose 2%, with 1% added by favorable foreign exchange rates.  The Company continued to gain new snack seasoning sales as well as increased sales to food service distributors.  As in the first quarter, these increases were partially offset by lower vanilla prices.  Industrial sales in Europe increased 1% for the quarter, with foreign exchange contributing 4%. Steps to eliminate certain lower margin products began in 2004 and continue to have an impact on sales in 2005. In the Asia/Pacific region, industrial sales rose 4% led by higher sales to quick service restaurants, other food processors and food service distributors.  In this region, 2% was added by favorable foreign exchange during the quarter.

Industrial business operating income was $28 million, a 4% decrease compared to the prior year.  The impact of lower vanilla prices and the operational accounting adjustments were offset in part by cost reductions and a positive product mix.

Live Webcast

As previously announced, McCormick will hold a conference call with the analysts today at 10:00 a.m. ET.  The conference call will be web cast live via the McCormick corporate web site.  Go to ir.mccormick.com and follow directions to listen to the call.  At this same location, a replay of the call will be available following the live call.  Past press releases and additional information can be found at this address.

Forward-looking Information

Certain information contained in this release, including expected trends in net sales and earnings performance, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could be materially affected by external factors such as:  actions of competitors, customer relationships, market acceptance of new products, actual amount and timing of special charge items, removal and disposal costs, final negotiations of third-party contracts, the impact of the stock market conditions on its share repurchase program, fluctuations in the cost and availability of supply chain resources, global economic conditions, including interest and currency rate fluctuations, and inflation rates.  The Company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise.

About McCormick

McCormick & Company, Incorporated is the global leader in the manufacture, marketing and distribution of spices, seasonings and flavors to the entire food industry – to foodservice and food processing businesses as well as to retail outlets.

# # #

For information contact:

Corporate Communications:  Mac Barrett (410-771-7310 or mac_barrett@mccormick.com)

Investor Relations:  Joyce Brooks (410-771-7244 or joyce_brooks@mccormick.com)

6/2005